EXHIBIT 99

Contact:	Judith Wawroski, Treasurer and Principal Financial Officer
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Reports Strong Earnings for 2024

LAREDO, Texas—(BUSINESS WIRE)— February 27, 2025—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported annual net income for 2024 of approximately $409.2 million or $6.57 diluted earnings per common share ($6.58 per share basic) compared to approximately $411.8 million or $6.62 diluted earnings per common share ($6.63 per share basic), which represents a decrease of approximately 0.8 percent in diluted earnings per share and 0.6 percent decrease in net income over the corresponding period in 2023. Net income for the three months ended December 31, 2024 was approximately $115.1 million or $1.85 diluted earnings per common share ($1.85 per share basic), compared to approximately $106.4 million or $1.71 diluted earnings per common share ($1.71 per share basic) for the same period in 2023, representing an increase of approximately 8.2 percent in net income and a 8.1 percent increase in diluted earnings per share.

Net income for 2024 continues to be positively impacted by an increase in interest income earned on our investment and loan portfolios driven primarily by both an increase in the size of our investment and loan portfolios and the current rate environment, which remains elevated as a result of Federal Reserve Board actions to raise interest rates in recent years.  Net interest income has been negatively impacted by an increase in interest expense, primarily driven by increases in rates paid on deposits. We continue to closely monitor and adjust rates paid on deposits to remain competitive to grow and retain deposits.

“We are extremely pleased and proud to continue our industry-leading financial results in 2024, which we feel will continue to keep us at the top of the rankings against other publicly held banks in America.  As we move into 2025, we will remain focused and vigilant on delivering superior customer service, continued execution of our long-standing practices of balance sheet, asset, liability and liquidity management, strong cost controls and evaluating processes for efficiencies across our organization.  We believe that with continued focus on these established practices supported by new initiatives, we will continue to deliver industry-leading financial results,” said Dennis E. Nixon, president and CEO.

Total assets at December 31, 2024 were approximately $15.7 billion compared to approximately $15.1 billion at December 31, 2023.  Total net loans were approximately $8.7 billion at December 31, 2024 compared to approximately $7.9 billion at December 31, 2023. Deposits were approximately $12.1 billion at December 31, 2024 compared to approximately $11.8 billion at December 31, 2023.

 IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 166 facilities and 255 ATMs serving 75 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.